As filed with the United States Securities and Exchange Commission on December 12, 1997.
                                          Registration  No.  333-_______
=============================================================================



                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                          __________________



                               FORM S-8
                        REGISTRATION STATEMENT
                                UNDER
                      THE SECURITIES ACT OF 1933

                          __________________



                   Century Telephone Enterprises, Inc.
         (Exact name of registrant as specified in its charter)

                          __________________

         Louisiana                                     72-0651161
      (State or other                               (I.R.S. Employer
jurisdiction of incorporation                      Identification No.)
     or organization)
                         100 Century Park Drive
                        Monroe, Louisiana 71203
                             (318) 388-9500
           (Address, including zip code, and telephone number
     including area code, of registrant's principal executive offices)
                          __________________

                      RESTRICTED STOCK AGREEMENTS
                                between
                  CENTURY TELEPHONE ENTERPRISES, INC.
                       and Certain Employees of
                      ARAGON HOLDING GROUP, INC.,
          a subsidiary of Century Telephone Enterprises, Inc.
                       (Full title of the Plan)
                          __________________

     Harvey P. Perry, Esq.                            COPY TO
     Senior Vice President,                      Margaret F. Murphy
  General Counsel and Secretary               Jones, Walker, Waechter,
Century Telephone Enterprises, Inc.     Poitevent, Carrere &  Denegre, L.L.P.
    100 Century Park Drive                           51st Floor
    Monroe, Louisiana 71203                    201 St. Charles Avenue
        (318) 388-9500                      New Orleans, Louisiana 70170
(Name, address, including zip code,
and telephone number, including
area code, of agent for service)


                      CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------
                                    Amount         Proposed Maximum     Proposed Maximum     Amount of
  Title of Each Class of             to be          Offering Price     Aggregate Offering   Registration
Securities to be Registered       Registered(1)       Per Unit(2)           Price(2)           Fee
--------------------------------------------------------------------------------------------------------
Common Stock                      15,195 shares       $45.78125(3)         $695,646.09        $205.22
--------------------------------------------------------------------------------------------------------
Preference Share Purchase
   Rights(4)                      15,195 rights           (4)                  (4)              (4)
--------------------------------------------------------------------------------------------------------
(1)Upon  the  occurrence  of  any  future stock split, stock dividend or similar transaction involving Common Stock of the Registrant during the effectiveness of this Registration Statement, the  number of securities registered shall be automatically increased to cover the additional securities in accordance with
   Rule 416(a) under the Securities Act of 1933.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h).
(3)The average of the high and low price  per  share  of Common Stock on the New
   York Stock Exchange on December 9, 1997, in accordance with Rule 457(c).
(4)Rights  are attached to and trade with the Common Stock  of  the  Registrant.
   Value attributable  to  such Rights, if any, is reflected in the market price of the Common Stock.  Because  no  separate  consideration  is  paid for such
   Rights, the registration fee for such securities is included in the  fee  for the Common Stock.

=============================================================================

                     CENTURY TELEPHONE ENTERPRISES, INC.

                                  PROSPECTUS

                                 COMMON STOCK

                              ($1.00 Par Value)

      This Prospectus relates to an aggregate of 15,195 shares (the "Shares") of Common Stock, $1.00 par value (the "Common Stock"), of Century Telephone Enterprises, Inc. ("Century") that may be offered from time to time by certain former employees of the Aragon Holding Group, Inc., a subsidiary of Century (the "Selling Shareholders"). The Shares may be sold by the Selling Shareholders (and their donees and pledgees) from time to time in ordinary brokers transactions on the NYSE at the price prevailing at the time of such sales, and the commission payable will be the regular commission a broker receives for effecting such
sales.   The  Shares  may  also  be  offered   in   negotiated   private
transactions at prevailing or negotiated prices. The net proceeds to the Selling Shareholders will be the proceeds received by them upon such sales less brokerage commissions. Century will not receive any of the proceeds of the sale of the Shares offered hereby. Information regarding the Selling Shareholders is set forth herein under the heading "Selling Shareholders." All expenses of registration incurred in connection with this offering are being borne by Century, but all selling and other expenses incurred by individual Selling Shareholders will be borne by such Selling Shareholder.

      No person has been authorized by Century to give any information or to make any representation in connection with the offer made pursuant to this Prospectus, other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon. Neither the delivery of this Prospectus nor any sale made pursuant hereto shall under any circumstances create any implication that there has been no change in the affairs of Century since the date hereof.

      The Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "CTL." On December 11, 1997, the last reported sale price of the Common Stock on the NYSE was $47 3/16 per share.

      Under Century's Articles of Incorporation, the holder of each outstanding share of Common Stock is entitled to one vote unless it has been beneficially owned by the same person or entity continuously since May 30, 1987, in which case the holder is entitled to ten votes per share until transfer. A Preference Share Purchase Right is attached to and trades with each share of Common Stock.
                                  __________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
         BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
              THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                    CONTRARY IS A CRIMINAL OFFENSE.
                                  __________


              The date of this Prospectus is December 12, 1997.


                            AVAILABLE INFORMATION

      Century is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by Century with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at the following locations: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers subsequent to the date when such issuers began filing documents electronically with the Commission (http://www.sec.gov). Century's Common Stock is listed on the New York Stock Exchange and its reports, proxy and information statements and other information may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. This Prospectus does not contain all of the information set forth in the Registration Statement as to which this Prospectus relates, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part hereof, are available for inspection and copying as set forth above.

      This Prospectus incorporates documents by reference that are not presented herein or delivered herewith. These documents (other than exhibits thereto) are available without charge, upon written or oral request by any person to whom this Prospectus has been delivered, from Harvey P. Perry, Senior Vice President, General Counsel and Secretary, Century Telephone Enterprises, Inc., 100 Century Park Drive, Monroe, Louisiana, 71203, telephone (318) 388-9500. In order to ensure timely delivery of the documents, any request should be made at least five business days prior to the date on which an investment decision is to be made with respect to securities offered hereby.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents, which have been filed pursuant to the Exchange Act by Century with the Commission, are incorporated herein by reference:

      (a) Century's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

      (b) Century's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 1997.

      (c) Century's Current Reports on Form 8-K dated April 15, May 5, June 11, December 1 and December 11, 1997.

      (d) Century's Registration Statement filed under the Exchange Act (File No. 1-7784), as amended and restated on Form 8-A/A filed December 2, 1996, which includes a description of Century's Common Stock and Preference Share Purchase Rights.

      All documents filed by Century with the Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from their respective dates of filing. Information appearing herein or in any particular document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements appearing in all of the documents incorporated herein by reference and should be read together therewith. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                          FORWARD-LOOKING STATEMENTS

      In addition to historical information, this Prospectus and the documents incorporated herein by reference include certain forward-looking statements regarding events and financial trends that may affect the Company's future operating results and financial position. Such forward-looking statements are subject to uncertainties that could cause the Company's actual results to differ materially from such statements. Such uncertainties include but are not limited to: the effects of ongoing deregulation in the telecommunications industry; the potential effects of greater than anticipated competition in the Company's markets; possible changes in the demand for the Company's products and services; the Company's ability to successfully introduce new offerings on a timely and cost-effective basis; the risks inherent in rapid technological change; the Company's ability to effectively manage its growth, including integrating the newly-acquired operations of Pacific Telecom, Inc. ("PTI") into the Company's operations; and the effects of more general factors such as changes in general market or economic conditions or in legislation, regulation or public policy. These and other uncertainties related to the business are described in detail in Century's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, which is incorporated herein by reference. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Century undertakes no obligation to update any of its forward-looking statements for any reason.

                     ____________________________________


      Whenever used herein with respect to the operations of the Company or PTI, the term "pops" means the population of licensed markets (based on independent third-party population estimates) multiplied by the Company's or PTI's proportionate equity interests in the licensed operators thereof. When used herein, (i) the term "MSA" means a Metropolitan Statistical Area for which the Federal Communications Commission (the "FCC") has granted a cellular operating license, (ii) the term "RSA" means a Rural Service Area for which the FCC has granted a cellular operating license, (iii) the term "PCS" means Personal Communications Services, a new mobile communications service, (iv) the term "LEC" means a local exchange carrier that provides local telephone service, (v) the term "Century" means Century Telephone Enterprises, Inc. and (vi) the term "Company" means Century and its subsidiaries.



                                 THE COMPANY

      The Company is a regional diversified telecommunications company that is primarily engaged in providing local telephone and mobile communications services in 21 states. As described further below under "Recent Acquisition," on December 1, 1997, Century acquired Pacific Telecom, Inc. ("PTI"), which substantially expanded the Company's local telephone and mobile communications operations. As a result of this acquisition, the Company's telephone subsidiaries currently serve nearly
1.2 million telephone access lines, primarily in rural, suburban and small urban communities in 21 states, with its largest customer bases located in Wisconsin, Washington, Alaska, Michigan and Louisiana. In addition, through its cellular operations, the Company currently controls over 10 million pops in 31 MSAs and 44 RSAs, primarily concentrated in Michigan, Mississippi, Wisconsin, Louisiana and Arkansas. The Company also provides long distance, operator, Internet and business information services.

      Century is incorporated in Louisiana. Its principal executive offices are located at 100 Century Park Drive, Monroe, Louisiana 71203, and its telephone number is (318) 388-9500. The Company currently employs approximately 5,700 persons.

Telephone Operations

      According to published sources, the Company is currently the 10th largest local exchange telephone company in the United States, based on the number of telephone access lines served. At September 30, 1997, the Company and PTI served approximately 531,000 and 613,000 access lines, respectively (not including approximately 47,000 access lines acquired by PTI in October 1997). The Company currently operates over 440 central office and remote switching centers in its telephone operating areas. Substantially all of the Company's access lines are served by digital switching technology, which in conjunction with other technologies allows the Company to offer additional premium services to its customers, including call forwarding, conference calling, caller identification, selective call ringing and call waiting.

Mobile Communications Operations

      According to published sources, the Company is currently the 10th largest cellular telephone company in the United States, based on the Company's owned pops. At September 30, 1997, the Company and PTI controlled approximately 8.1 million and 1.9 million cellular pops, respectively. Approximately 45% of the Company's pops in markets operated by the Company are in a single, contiguous cluster of eight MSAs and nine RSAs in Michigan; another 18% are in a cluster of five MSAs and seven RSAs in northern and central Louisiana, southern Arkansas and eastern Texas. At September 30, 1997, the majority-owned cellular systems of the Company and PTI served approximately 430,000 and 87,000 cellular subscribers, respectively. In addition, as a result of the PTI acquisition, the Company controls approximately 8.1 million PCS pops, up from 4.0 million at September 30, 1997.

Other Operations

      The Company also provides long distance, operator, Internet and interactive services in certain local and regional markets, as well as certain printing and related business information services. At September 30, 1997, the Company's long distance business served approximately 165,000 customers in certain of the Company's markets.

Recent Acquisition

      On December 1, 1997, Century and its cellular holding company, Century Cellunet, Inc. ("Cellunet"), acquired PTI in exchange for $1.503 billion cash in a two-step transaction. In the first step, Cellunet purchased substantially all of PTI's cellular operations in exchange for $240 million, and in the second step Century purchased PTI's capital stock for $1.263 billion. To finance the acquisition, Century borrowed $1.288 billion under its $1.6 billion senior unsecured credit facility with NationsBank of Texas, Inc. and a syndicate of other lenders. This debt matures in five years and carries floating-rate interest based upon London InterBank Offered Rates for short-term periods. Century financed the remainder of the PTI acquisition price with available cash, most of which consisted of the proceeds of Century's sale of common stock of Brooks Fiber Properties, Inc. in November 1997.

      PTI was organized in 1955 to provide local exchange telephone services to suburban and rural communities primarily in the Pacific Northwest. In subsequent years, PTI diversified its operations to provide cellular and other telecommunications services. As a result of Century's acquisition of PTI on December 1, 1997, the Company acquired 660,000 telephone access lines located in four midwestern states, seven western states and Alaska, and approximately 100,000 cellular subscribers in markets operated by PTI in two midwestern states and Alaska. Cellunet intends to integrate the cellular operations that it purchased from PTI into its existing cellular operations. Century will operate the remainder of PTI as a wholly-owned subsidiary, with its headquarters remaining in Vancouver, Washington. In connection with the acquisition, Century has reorganized its telephone operations into three operating regions, including a new western telephone operating region, substantially all of which will be comprised of PTI's LECs in seven western states and Alaska. As soon as practical, Century plans to offer long distance, Internet and certain other services in most of PTI's local exchange markets on substantially the same terms on which the Company recently began to offer such services to its telephone customers. Other than these new product offerings and the possible sale of non-strategic assets, Century plans to continue to operate PTI in the ordinary course of business.

      For  additional   information   regarding  PTI,  see  its  annual,
quarterly and current reports filed under the Exchange Act, recent copies of which are included as exhibits to the Registration Statement of which this Prospectus forms a part and which are incorporated by reference into this Prospectus.

Recent Events Affecting the Telecommunications Industry

      The telecommunications industry continues to undergo various fundamental regulatory, competitive and technological changes that make it difficult to determine the form or degree of future regulation and competition affecting the Company's telephone and mobile communications operations. These changes may have a significant impact on the future financial performance of all telecommunications companies.

      In February 1996 the United States Congress enacted the Telecommunications Act of 1996 (the "1996 Act"), which obligates LECs to permit competitors to interconnect their facilities to the LEC's network and to take various other steps that are designed to promote competition. Although the 1996 Act provides certain waiver opportunities for rural LECs such as those operated by the Company, the FCC's August 1996 order implementing most of the 1996 Act's interconnection provisions placed the burden of proving the continuing availability of the rural telephone company exemption on rural LECs. In July 1997 the U.S. Court of Appeals for the Eighth Circuit overturned several provisions of the FCC's August 1996 interconnection order, including the rules placing the burden of proof on rural LECs to retain their rural exemption. This decision is being appealed.

      Coincident with the recent movement toward increased competition has been the gradual reduction of regulatory oversight of LECs. These cumulative changes have led to the continued growth of various companies providing competitive access and other services that compete with LECs' services. Wireless telephone services are also expected to increasingly compete with LECs.

      In recent years, the FCC has allocated additional frequency spectrum for mobile communications technologies that are expected to be competitive with cellular, including PCS and mobile satellite services. In 1996 several major PCS companies began providing services competitive with cellular in selected larger markets, although thus far the Company has experienced competition from PCS companies in only a limited number of its markets. The FCC has also authorized certain specialized mobile radio service licensees to configure their systems so as to operate in a manner similar to cellular systems.

              SELLING SHAREHOLDERS AND THE SHARES TO BE OFFERED

      The Shares being offered pursuant to this Prospectus were acquired by the Selling Shareholders under the terms of Restricted Stock Agreements between each Selling Shareholder and Century entered into in connection with the employment of the Selling Shareholder by Aragon Holding Group, Inc. ("Aragon"), a subsidiary of Century.

      The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders. The following table sets forth (i) the name of each Selling Shareholder; (ii) the amount of Century's Common Stock owned by the Selling Shareholder as of December 10, 1997;
(iii) the amount of Common Stock to be offered by the Selling Shareholder; and (iv) the amount of Common Stock to be held by each Selling Shareholder subsequent to the offering. From May 31, 1996 through November 12, 1997, each of the Selling Shareholders was an officer of Aragon.

                                                           Common Stock
                                                           to be Owned
                           Common             Common       Subsequent to
                           Stock              Stock       the Offering (for
                          Owned On            to be       further internal
Name                 December 10, 1997(1)    Offered      distribution)(1)
----                ----------------------  ---------    ------------------
Gary E. Miller             10,519            10,519              0
Vicki L. Savala             2,338             2,338              0
David Joest                 2,338             2,338              0
                           ------            ------             --
      TOTALS               15,195            15,195              0
                           ======            ======             ==
_______________

(1)Mr. Miller, Ms. Savala and Mr. Joest have 700, 542 and 554 shares of Common Stock, respectively, credited to their accounts in Century employee benefit plans, none of which are included in the figures set forth above.
                           ________________________

      The Shares offered hereby may be sold from time to time by the Selling Stockholders or their pledgees, donees, transferees or other successors in interest. Such sales may be made on the New York Stock Exchange, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market prices, or in negotiated transactions at negotiated prices. Any commissions payable in connection with such sales will be the regular commissions of brokers for effecting such sales. The Selling Stockholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commission received by them and any profit on the resale of shares sold by them may be deemed to be underwriting discounts and commissions. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

      All expenses of registration incurred in connection with this offering will be paid by Century. The Selling Stockholders will be responsible for all selling and other expenses, including discounts, concessions, commissions or other compensation due to any broker or dealer in connection with the sale of any of the Shares offered hereby.

                                   EXPERTS

      The  consolidated  financial   statements  and  related  financial
statement schedules of Century as of December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996, included in Century's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, incorporated by reference herein, have been incorporated by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, which is also incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

      The financial statements from Pacific Telecom, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996 included in this prospectus and elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                                PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS


Item 3.Incorporation of Documents by Reference.

      The following documents, which have been filed by Century with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

      (a) Century's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

      (b) Century's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997.

      (c) Century's Current Reports on Form 8-K dated April 15, May 5, June 11, December 1 and December 11, 1997.

      (d) Century's Registration Statement filed under the Exchange Act (File No. 1-7784), as amended and restated on Form 8-A/A filed December 2, 1996, which includes a description of the Company's Common Stock and Preference Share Purchase Rights.

      All documents filed by Century with the Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be made a part hereof from the date of filing of such documents. Information incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements appearing in all of the documents incorporated herein by reference and should be read together therewith. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.Description of Securities.

      Not applicable.

Item 5.Interests of Named Experts and Counsel.

      Not applicable.

Item 6.Indemnification of Directors and Officers.

      Section 83 of the Louisiana Business Corporation Law provides in part that a corporation may indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation) if such action arises out of his acts on behalf of the corporation and he acted in good faith not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      The indemnification provisions of the Louisiana Business Corporation Law are not exclusive; however, no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance, or to create a form of self-insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.

      Article II, Section 10 of Century's by-laws (the "Indemnification By-law") provides for mandatory indemnification for directors and officers or former directors and officers of Century to the fullest extent permitted by Louisiana law.

      Century's Articles of Incorporation authorize it to enter into contracts with directors and officers providing for indemnification to the fullest extent permitted by law. Century has entered into indemnification contracts providing contracting directors or officers the procedural and substantive rights to indemnification currently set forth in the Indemnification By-law ("Indemnification Contracts"). The right to indemnification provided by an Indemnification Contract applies to all covered claims, whether such claims arose before or after the effective date of the contract.

      Century maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity. The Indemnification Contracts provide that, to the extent insurance is reasonably available, Century will maintain comparable insurance coverage for each contracting party as long as he or she serves as an officer or director and thereafter for so long as he or she is subject to possible personal liability for actions taken in such capacities. The Indemnification Contracts also provide that if Century does not maintain comparable insurance, it will hold harmless and indemnify a contracting party to the full extent of the coverage that would otherwise have been provided for his or her benefit.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Century pursuant to the foregoing provisions, or otherwise, Century has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7.Exemption From Registration Claimed.

      The shares of Common Stock registered pursuant to this registration statement were originally issued as restricted stock to a total of three persons in connection with such persons entering into employment agreements with a subsidiary of the registrant. The shares were issued pursuant to the private offering exemption provided by
Section 4(2) of the Securities Act of 1933. In connection with the issuance, each of the purchasers certified that he or she was experienced and sophisticated in business matters and had access to all material information regarding the Company.

Item 8.Exhibits.

      5     Opinion  of  Jones,  Walker,  Waechter, Poitevent, Carrere &
            Denegre, L.L.P.

      23.1  Consent of KPMG Peat Marwick LLP.

      23.2  Consent of Deloitte & Touche LLP.

      23.3  Consent of Counsel (included in Exhibit 5).

      24 Power of Attorney (included on the signature page of this Registration Statement).

      99.1 Annual Report on Form 10-K of PTI for the year ended December 31, 1996, not including the exhibits thereto
            (incorporated  by  reference  to  Exhibit  99.1 of Century's
            Registration   Statement  on  Form  S-3,  Registration   No.
            333-42013).

      99.2 Quarterly Report on Form 10-Q of PTI for the quarter ended March 31, 1997, not including the exhibits thereto (incorporated by reference to Exhibit 99.2 of Century's
            Registration   Statement  on  Form  S-3,  Registration   No.
            333-42013).

      99.3 Quarterly Report on Form 10-Q of PTI for the quarter ended June 30, 1997, not including the exhibits thereto (incorporated by reference to Exhibit 99.3 of Century's
            Registration   Statement  on  Form  S-3,  Registration   No.
            333-42013).

      99.4 Quarterly Report on Form 10-Q of PTI for the quarter ended September 30, 1997, not including the exhibits thereto (incorporated by reference to Exhibit 99.4 of Century's Registration Statement on Form S-3, Registration No. 333-42013).

      99.5 Current Report on Form 8-K of PTI dated April 11, 1997, not including the exhibits thereto (incorporated by reference to Exhibit 99.5 of Century's Registration Statement on Form S-3, Registration No. 333-42013).

      99.6 Current Report on Form 8-K of PTI dated September 30, 1997, not including the exhibits thereto (incorporated by reference to Exhibit 99.6 of Century's Registration Statement on Form S-3, Registration No. 333-42013).

Item 9.Undertakings.

      1.    The undersigned registrant hereby undertakes:

            (a)   To file, during any period  in  which  offers or sales
are   being  made,  a  post-effective  amendment  to  this  Registration
Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs 1(a)(i) and 1(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

            (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (2) The undersigned registrant hereby undertakes that, for pur-poses of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                                SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of Louisiana, on December 12, 1997.

                                     CENTURY TELEPHONE ENTERPRISES, INC.



                                     By:  /s/  Clarke  M.Williams
                                          -----------------------
                                          Clarke  M. Williams
                                          Chairman of the Board


                             POWER OF ATTORNEY

            KNOW  ALL  MEN  BY  THESE  PRESENTS,  that each person whose signature appears immediately below constitutes and appoints Clarke M. Williams, Glen F. Post, III and Harvey P. Perry, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       Signature                       Title                     Date
       ---------                       -----                     ----

 /s/ CLARKE M. WILLIAMS         Chairman of the Board      December 12, 1997
 ----------------------             of Directors
   Clarke M. Williams

 /s/ GLEN F. POST, III          Vice Chairman of the       December 12, 1997
 --------------------            Board of Directors,
   Glen F. Post, III             President and Chief
                                  Executive Officer

/s/ R. STEWART EWING, JR.     Senior Vice President and    December 12, 1997
-------------------------      Chief Financial Officer
 R. Stewart Ewing, Jr.      (Principal Financial Officer)

  /s/ HARVEY P. PERRY          Senior Vice President,      December 12, 1997
  -------------------             General Counsel,
    Harvey P. Perry            Secretary and Director

   /s/ W. BRUCE HANKS          Senior Vice President-      December 12, 1997
   ------------------          Corporate Development
     W. Bruce Hanks           and Strategy and Director

  /s/ MURRAY H. GREER                 Controller           December 12, 1997
  -------------------       (Principal Accounting Officer)
    Murray H. Greer


/s/ WILLIAM R. BOLES, JR.              Director            December 12, 1997
-------------------------
 William R. Boles, Jr.


  /s/ VIRGINIA BOULET                  Director            December 12, 1997
  -------------------
    Virginia Boulet


 /s/ ERNEST BUTLER, JR.                Director            December 12, 1997
 ----------------------
   Ernest Butler, Jr.


  /s/ CALVIN CZESCHIN                  Director            December 12, 1997
  -------------------
    Calvin Czeschin


 /s/ JAMES. B. GARDNER                 Director            December 12, 1997
 ---------------------
    James B. Gardner


/s/ R. L. HARGROVE, JR.                Director            December 12, 1997
-----------------------
  R. L. Hargrove, Jr.


   /s/ JOHNNY HEBERT                   Director            December 12, 1997
   -----------------
     Johnny Hebert


   /s/ F. EARL HOGAN                   Director            December 12, 1997
   -----------------
     F. Earl Hogan


/s/ C. G. MELVILLE, JR.                Director            December 12, 1997
-----------------------
  C. G. Melville, Jr.


   /s/ JIM D. REPPOND                  Director            December 12, 1997
   ------------------
     Jim D. Reppond